UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 13, 2014

Veeva Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36121	20-8235463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4637 Chabot Drive, Suite 210

Pleasanton, California 94588

(Address of principal executive offices, including zip code)

(925) 452-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 13, 2014, Veeva Systems Inc. (the “Company”) entered into a purchase and sale agreement (the “Purchase Agreement”) with The Duffield Family Foundation, a Nevada nonprofit corporation, to purchase a certain parcel of real estate located at 4280 Hacienda Drive, Pleasanton, California (the “Property”). The Property consists of one office building containing approximately 141,250 square feet located on approximately 7.9 acres of land. The purchase price for the Property is approximately $24.1 million, of which approximately $1.0 million has been deposited into escrow. The Company will pay the balance of the purchase price at closing, which is expected to occur in July 2014, subject to the satisfaction of closing conditions and the execution of certain ancillary agreements. The Company retains the right to terminate the Purchase Agreement at any time prior to the closing, subject to the forfeit of the deposit. The Company plans to use the Property as its headquarters facility, with occupancy to begin in the spring of 2015, and to pay the purchase price out of its cash balance. The Company does not expect this purchase or the related buildout to impact its guidance for the quarter ending July 31, 2014 or year ending January 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veeva Systems Inc.

By:	/s/ JOSH FADDIS
Josh Faddis
Vice President, General Counsel

Dated: June 17, 2014